Exhibit 99.1

FOR IMMEDIATE RELEASE

AMERICAN VANGUARD REPORTS FOURTH QUARTER & FULL YEAR 2013 RESULTS

Full-Year Revenue up 4% — Despite Delayed Purchasing Trend Caused by Unfavorable Weather

Newport Beach, CA – February 27, 2014 – American Vanguard Corporation (NYSE:AVD), today announced financial results for the fourth quarter and full year ended December 31, 2013.

Fiscal 2013 Fourth Quarter Financial Highlights – versus Fiscal 2012 Fourth Quarter:

•	Net sales were $75.5 million compared to $104.3 million.

•	Net income was $0.3 million compared to $11.3 million.

•	Earnings per diluted share were $0.01 versus $0.39.

Fiscal 2013 Financial Highlights – versus Fiscal 2012 Results:

•	Net sales were $381.0 million compared to $366.2 million.

•	Net income was $34.4 million compared to $36.9 million.

•	Earnings per diluted share were $1.19 versus $1.28.

Eric Wintemute, Chairman and CEO of American Vanguard, stated: “Our performance in 2013 has been significantly influenced by unfavorable, early-season Midwest weather conditions and the resulting cautious purchasing behavior of our customers. Compared to the prior full-year period, sales grew by 4% and gross profit margins improved to 45%. Our balance sheet remains strong; stockholders equity rose for the year by 14%; we were able to provide shareholders with quarterly dividend payments totaling $0.22/share during the year; and finally, we implemented a stock buyback program during the final quarter of the year spending $1.9 million to purchase 70,000 shares.”

Mr. Wintemute continued: “2013 started out very strong for us, as corn growers built inventory in anticipation of a healthy, normal planting season. However, as we reported previously, widespread and prolonged rainfall last spring caused nearly two million flooded acres to remain fallow and deferred spring planting so extensively that some growers were forced to switch from intended corn planting to short maturity soybean varieties. As a result, planted acres of both corn and cotton decreased, and unapplied corn crop inputs from many companies accumulated as excess channel inventory. Last December, the distribution channel sharply curtailed procurement for the 2014 season in order to work through residual 2013 product. At that time, unlike some suppliers in our sector, we opted not to discount prices and extend credit terms in order to garner limited sales from the channel.”

Mr. Wintemute explained further: “We reported last December that we were expecting sales to pick-up during the 2014 first quarter. While we have seen some pick-up, sales activity of our corn soil insecticides are lagging behind what we would expect for this time of year. We are receiving mixed signals as to the prospects for our corn soil insecticides over the course of the quarter. Based upon input from our sales force, our channel partners and our peers, and taking into account current inventory and weather conditions, we believe that our net sales for the first quarter could be down as much as 20% compared to our record sales performance of Q1 2013. We expect to recover a portion of these lost sales in the second quarter, but that depends upon many factors, including how quickly fields can recover from winter conditions, length of planting season, and economic considerations such as corn and soybean commodity prices.”

Mr. Wintemute concluded, “On the more positive side, we continue to see strong demand for our Impact® corn herbicide and expect year-over-year improvements in our cotton, peanut, potato and other crop businesses during 2014. Further, corn market conditions can change quickly, and we stand ready to meet market demand as the planting season unfolds.”

Conference Call

Eric Wintemute, Chairman & CEO and David T. Johnson, VP & CFO, will conduct a conference call focusing on the financial results at 4:30 pm ET / 1:30 pm PT on Thursday, February 27, 2014. Interested parties may participate in the call by dialing (201) 493-6744. Please call in 10 minutes before the call is scheduled to begin, and ask for the American Vanguard call. The conference call will also be webcast live via the News and Media section of the Company’s web site at www.american-vanguard.com. To listen to the live webcast, go to the web site at least 15 minutes early to register, download and install any necessary audio software. If you are unable to listen live, the conference call will be archived on the Company’s web site.

About American Vanguard

American Vanguard Corporation is a diversified specialty and agricultural products company that develops and markets products for crop protection and management, turf and ornamentals management and public and animal health. American Vanguard is included on the Russell 2000® and Russell 3000® Indexes and the Standard & Poor’s Small Cap 600 Index. To learn more about American Vanguard, please reference the Company’s web site at www.american-vanguard.com.

The Company, from time to time, may discuss forward-looking information. Except for the historical information contained in this release, all forward-looking statements are estimates by the Company’s management and are subject to various risks and uncertainties that may cause results to differ from management’s current expectations. Such factors include weather conditions, changes in regulatory policy and other risks as detailed from time-to-time in the Company’s SEC reports and filings. All forward-looking statements, if any, in this release represent the Company’s judgment as of the date of this release.

Company Contact:	Investor Representative
American Vanguard Corporation	The Equity Group Inc.
William A. Kuser, Director of Investor Relations	www.theequitygroup.com
(949) 260-1200	Lena Cati
williamk@amvac-chemical.com	Lcati@equityny.com
(212) 836-9611

AMERICAN VANGUARD CORPORATION

AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME

Years ended December 31, 2013, 2012 and 2011

(In thousands, except per share data)

	2013	2012	2011
Net sales	$381,021	$366,190	$301,080
Cost of sales	209,674	205,065	178,012

Gross profit	171,347	161,125	123,068
Operating expenses	115,612	101,802	83,842

Operating income	55,735	59,323	39,226
Interest expense	2,176	2,872	3,569
Interest income	(1)	(1)	(3)
Interest capitalized	(274)	(400)	(109)
Extinguishment of debt	—	—	546

Income before provision for income taxes and loss on equity investment	53,834	56,852	35,223
Income taxes expense	18,916	20,026	13,155

Income before loss on equity investment	34,918	36,826	22,068
Less loss from equity method investment	986	—	—

Net income	33,932	36,826	22,068
Add back net loss attributable to non-controlling interest	517	41	—

Net income attributable to American Vanguard	$34,449	$36,867	$22,068

Change in fair value of interest rate swaps	388	158	(869)
Foreign currency translation adjustment	326	330	(933)

Comprehensive income	$35,163	$37,355	$20,266

Earnings per common share—basic	$1.22	$1.32	$0.80

Earnings per common share—assuming dilution	$1.19	$1.28	$0.79

Weighted average shares outstanding—basic	28,301	27,914	27,559

Weighted average shares outstanding—assuming dilution	28,899	28,756	27,875

AMERICAN VANGUARD CORPORATION

AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

December 31, 2013 and 2012

(In thousands, except per share data)

	2013	2012
Assets
Current assets:
Cash	$6,680	$38,476
Receivables:
Trade, net of allowance for doubtful accounts of $392 and $623, respectively	74,060	76,073
Other	892	1,230

	74,952	77,303

Inventories	139,830	87,951
Prepaid expenses	11,435	13,710
Income taxes receivable	10,088	—
Deferred income tax assets	6,521	4,877

Total current assets	249,506	222,317
Property, plant and equipment, net	52,468	45,701
Intangible assets, net of applicable amortization	107,007	113,521
Other assets	38,462	18,351

	$447,443	$399,890

Liabilities and Stockholders’ Equity
Current liabilities:
Current installments of long-term debt	$69	$16,247
Current installments of other liabilities	2,132	1,839
Accounts payable	40,702	32,838
Deferred revenue	3,788	20,427
Accrued program costs	53,630	32,335
Tax payable	—	1,313
Accrued expenses and other payables	10,178	8,671

Total current liabilities	110,499	113,670
Long-term debt, excluding current installments	51,676	36,196
Other liabilities, excluding current installments	4,143	5,425
Deferred income tax liabilities	23,330	19,163

Total liabilities	189,648	174,454

Commitments and contingent liabilities
Stockholders’ equity:
Preferred stock, $.10 par value per share; authorized 400,000 shares; none issued	—	—
Common stock, $.10 par value per share; authorized 40,000,000 shares; issued 31,092,782 shares in 2013 and 30,766,730 shares in 2012	3,109	3,077
Additional paid-in capital	60,160	54,323
Accumulated other comprehensive loss	(1,048)	(1,762)
Retained earnings	202,470	174,243

	264,691	229,881
Less treasury stock at cost, 2,380,634 shares in 2013 and 2,310,634 shares in 2012	(6,738)	(4,804)

American Vanguard Corporation stockholders’ equity	257,953	225,077
Non-controlling interest	(158)	359

Total stockholders’ equity	257,795	225,436

	$447,443	$399,890

AMERICAN VANGUARD CORPORATION

AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

Years ended December 31, 2013, 2012 and 2011

(In thousands)

	2013	2012	2011
Increase cash
Cash flows from operating activities:
Net income	$33,932	$36,826	$22,068
Adjustments to reconcile net income to net cash (used in) provided by operating activities:
Depreciation and amortization of fixed and intangible assets	14,845	13,487	13,546
Amortization of other long term assets	4,598	2,925	1,983
Amortization of discounted liabilities	174	818	1,371
Stock-based compensation	3,819	2,950	1,994
Tax benefit from exercise of stock options	(440)	(621)	—
Increase (decrease) in deferred income taxes	2,523	(886)	4,711
Loss from equity method investment	986	—	—
Changes in assets and liabilities associated with operations:
Decrease (increase) in net receivables	2,351	(7,505)	(35,021)
(Increase) decrease in inventories	(51,879)	(16,883)	2,986
(Increase) decrease in income tax receivable/payable, net	(10,961)	2,137	6,512
Increase in prepaid expenses and other assets	(19,733)	(23,725)	(1,823)
Increase in accounts payable	8,252	9,781	8,384
(Decrease) increase in deferred revenue	(16,639)	12,856	2,003
Increase in other payables and accrued expenses	21,958	8,264	10,552

Net cash (used in) provided by operating activities	(6,214)	40,424	39,266

Cash flows from investing activities:
Capital expenditures	(15,260)	(17,628)	(6,261)
Investment	(3,687)	—	—
Acquisitions of intangible assets	—	(3,473)	(316)

Net cash used in investing activities	(18,947)	(21,101)	(6,577)

Cash flows from financing activities:
Net borrowings (repayments) under line of credit agreement	51,550	—	(7,300)
Payments on long-term debt	(46,000)	(8,443)	(8,429)
Payment on other long-term liabilities	(1,831)	(6,035)	(401)
Tax benefit from exercise of stock options	440	621	—
(Increase) decrease in other notes payable	(6,154)	(51)	20,063
Repurchases of common stock	(1,934)	—	—
Proceeds from the issuance of common stock (sale of stock under ESPP and exercise of stock options)	1,610	3,227	580
Non-controlling interest contribution	—	400	—
Payment of cash dividends	(4,804)	(6,148)	(2,205)

Net cash (used in) provided by financing activities	(7,123)	(16,429)	2,308

Net (decrease) increase in cash	(32,284)	2,894	34,997
Effect of exchange rate changes on cash	488	497	(1,070)
Cash at beginning of year	38,476	35,085	1,158

Cash at end of year	$6,680	$38,476	$35,085

Supplemental cash flow information:
Cash paid during the year for:
Interest	$1,777	$1,891	$2,055

Income taxes	$25,271	$18,048	$6,359